                                                                  Exhibit 2.3


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF MARYLAND
                               Greenbelt Division
___________________________________________
                                           )
                                           )
In re                                      )
                                           )
CRIIMI MAE Inc., et al.,                   )        Chapter 11
                                           )        Case Nos. 98-2-3115(DK)
                      Debtors.             )        through 98-2-3117(DK)
                                           )        (Jointly Administered)
                                           )
___________________________________________

                PRAECIPE FILING AMENDED EXHIBIT 2 TO THE DEBTORS'
                   THIRD AMENDED JOINT PLAN OF REORGANIZATION

                  In connection with the hearing on approval of the Debtors' Second Amended Joint Disclosure Statement (the "Disclosure Statement") held on April 25, 2000, CRIIMI MAE Inc. ("CMI"), CRIIMI MAE Holdings II, L.P. ("Holdings") and CRIIMI MAE Management, Inc. ("Management") (collectively, the "Debtors") and the Official Committee of Equity Security Holders of CMI (the "Equity Committee"), by and through their undersigned counsel, hereby file this Praecipe Filing Amended Exhibit 2 to the Debtors' Third Amended Joint Plan of Reorganization (the "Plan").

                  Amended Exhibit 2 filed herewith will be substituted into the Plan as Exhibit 2 thereto in replacement of incomplete Exhibit 2 filed as part of the Plan on April 25, 2000. The Plan to be sent out to impaired classes of creditors and equity security holders for voting and to be included as Exhibit A to the Disclosure Statement will be the Plan including Amended Exhibit 2 filed herewith.

Dated:   July 14, 2000

VENABLE, BAETJER AND                      AKIN, GUMP, STRAUSS,
     HOWARD, LLP                            HAUER & FELD, L.L.P.

By:            /S/                        By:        /S/
   --------------------------                -----------------------

   Richard L. Wasserman                      Stanley J. Samorajczyk
   Federal Bar No. 02784                     Federal Bar No. 03113
   Carrie B. Weinfeld                        1333 New Hampshire Ave., NW
   Federal Bar No. 25365                     Washington, D.C.  20036
   1800 Mercantile Bank and Trust Building   (202) 887-4000
   Two Hopkins Plaza
   Baltimore, Maryland 21201                 Co-Counsel for CRIIMI MAE Inc.
   (410) 244-7400                            and CRIIMI MAE Holdings II, L.P.,
                                             Debtors-in-Possession

   Co-Counsel for CRIIMI MAE Inc.
   and CRIIMI MAE Holdings II, L.P.,
   Debtors-in-Possession

SHULMAN, ROGERS, GANDAL,                  COVINGTON & BURLING
  PORDY & ECKER, P.A.

By:            /S/                        By:        /S/
   --------------------------                -----------------------

   Morton A. Faller                          Michael St. Patrick Baxter
   Federal Bar No. 01488                     Federal Bar No. 09694
   11921 Rockville Pike                      Dennis B. Auerbach
   Third Floor                               Federal Bar No. 09290
   Rockville, MD 20852-2753                  1201 Pennsylvania Avenue, N.W.
   (301) 231-0928                            Washington, D.C. 20044
                                             (202) 662-6000

    Counsel for CRIIMI MAE
    Management, Inc.,                        Counsel for the Official Committee
    Debtor-in-Possession                     of Equity Security Holders of
                                             CRIIMI MAE Inc.

                            AMENDED EXHIBIT 2 TO THE
               DEBTORS' THIRD AMENDED JOINT PLAN OF REORGANIZATION

                        AMENDED TERMS OF CHAPTER 11 PLAN
                            TREATMENT OF CLASS A9 AND
                        CLASS A10 CLAIMS BY THE DEBTORS'
                   THIRD AMENDED JOINT PLAN OF REORGANIZATION

         CRIIMI MAE Inc. ("CMI"), the Official Committee of Equity Security Holders of CRIIMI MAE Inc. (the "Equity Committee") and the Official Committee of Unsecured Creditors of CRIIMI MAE Inc. (the "Unsecured Committee") agree to the following terms and conditions for treatment of Class A9 and Class A10 Claims in a Debtors' Third Amended Joint Plan of Reorganization to be filed by CMI and the Equity Committee. This Term Sheet is subject to the filing of a Plan of Reorganization and Disclosure Statement consistent with the terms and conditions set forth herein and to agreement upon the form and substance of the New Debt Documents (as hereinafter defined).

         OVERVIEW:               Subject to the conditions outlined in this Term
                                 Sheet, the Unsecured Committee, the Equity
                                 Committee and CMI will jointly support a Third
                                 Amended Plan of Reorganization filed by CMI,
                                 CRIIMI MAE Management, Inc., CRIIMI MAE
                                 Holdings II L.P. (together, the "Debtors") (the
                                 "Third Amended Plan") and the Equity Committee providing for the Unsecured Creditors of CMI to receive in respect of the Class A9 (old senior note claims) and Class A10 (CMI general unsecured claims) (collectively, the "Claims"),
                                 (a) an initial cash payment in reduction of the Claims on the effective date of the Third
                                 Amended Plan (the "Effective Date"), as
                                 described in the section of this Term Sheet captioned "Initial Paydown"; (b) treatment of the Claims as described in this Term Sheet; and
                                 (c) the receipt by holders of the Claims on the Effective Date, of new secured debt of CMI on the terms and conditions described in this Term
                                 Sheet (the "New Debt"). The notes and other documents that will evidence and secure the New
                                 Debt are sometimes referred to in this Term
                                 Sheet, collectively, as the "New Debt
                                 Documents." The Debtors' Plan, including the
                                 Merrill/GACC term sheet attached thereto, shall be modified to make them consistent with the terms set forth in this Term Sheet.

         INITIAL PAYDOWN:        $75 million in immediately available funds,
                                 payable on the Effective Date (i) first, to pay in full all Allowed Claims in the Class A10
                                 Convenience Class and (ii) second, in reduction of the Claims, pari passu to all remaining
                                 Class A9 and A10 claimants, in proportion to the respective allowed amount of such Claims.
                                 The allowed amount of Class A9 and A10
                                 Unsecured Claims shall be calculated to include prepetition and


                                            EXHIBIT 2
                                            _________
                                 postpetition interest (through the Effective
                                 Date) using the contractual non-default rate of interest for those creditors who have a contract; the invoice rate (capped at 9-1/8%) for those creditors with an invoice rate; and 6% for all others (the Allowed Claims, including prepetition and postpetition interest as described above, is referred to hereinafter as the "Allowed Unsecured Claims"). The allowed claims of CRIIMI MAE Management, Inc. shall not be paid out of the proceeds of the Initial Paydown and the holders of those claims shall not receive any of the New Debt.

         BORROWER:               The New Debt will be a full recourse obligation
                                 of CMI.

         PRINCIPAL               The original principal amount of the New Debt
         AMOUNT:                 will be divided into two notes. The first note
                                 shall be in the amount of $105 million
                                 (hereinafter referred to as "Note A"). The second note (hereinafter referred to as "Note
                                 B") shall be equal to the Allowed Unsecured
                                 Claims minus (b) $75 million, minus (c) $105 million which is the amount of Note A.

         COLLATERAL:             Consistent with the terms described on Schedule
                                 I hereto (the "Collateral Schedule"), as previously agreed to between the Unsecured
                                 Committee and CMI, Note A will be secured by first priority liens and security interests in the "Miscellaneous Collateral" listed on the attached Collateral Schedule, which includes, inter alia, the AIM Fund Proceeds, Insured
                                 Mortgage Proceeds (CMO I-III) and Mezzanine
                                 Loans, and Brick Church (if not sold prior to the Effective Date) (collectively referred to hereinafter as the "Miscellaneous Collateral").

                                 Note A shall also be secured by a first
                                 priority lien and security interest in the CBO I and Nomura unrated ("CBOI/Nomura Assets"), as set forth on the Collateral Schedule, pursuant to a collateral trust or similar arrangement acceptable to CMI, MLMCI/GACC, the Equity Committee and the Unsecured Committee, which shall provide, inter alia, that a designee, assignee or successor of Merrill Lynch Mortgage Capital Inc. ("MLMCI" or "Merrill") and German American Capital Corporation ("GACC") will serve as collateral trustees for the benefit of holders of Note A providing for payment of the proceeds of any sale of the CBOI/Nomura Assets to the holders of Note A and, after Note A has been fully repaid, Note B. The Collateral Trust documents shall provide that the holders of Note A and the holders of Note B will not be permitted to take actions (i) adverse to MLMCI/GACC in any state court enforcement proceeding with respect to the CBOI/Nomura Assets or (ii) for the specific purpose of delaying or impeding the sale of the CBOI/Nomura Assets by MCMCI/GACC, so long as MLMCI/GACC are acting in accordance with their obligations under the Plan, the Collateral Trust documents, and applicable law. The holders of Note A and Note B shall also not have the right to foreclose or otherwise enforce their liens against the CBO I/Nomura Assets without the consent of MLMCI/GACC. As set forth on the Collateral Schedule, the holders of Note A shall also receive a "soft second lien" against the assets listed on Schedule A to the MLMCI/GACC Term Sheet ("MLMCI/GACC Assets") and (if possible) a second lien against the CMO IV Assets, which are also listed on the attached Collateral Schedule. The "soft second lien" means that the holder shall not be permitted to take any action (including the right to foreclose or otherwise enforce its lien unless the holder obtains the consent of the holder of the first priority lien) (i) adverse to MLMCI/GACC in any state court enforcement proceeding with respect to the MLMCI/GACC Assets or (ii) for the specific purpose of delaying or interfering with the rights of MLMCI/GACC with respect to the MLMCI/GACC Assets, so long as MLMCI/GACC are acting in accordance with their obligations under the Plan, the Collateral Trust documents, and applicable law. The rights of the holders of the soft second lien shall include the right to credit bid in the event of a foreclosure sale by the holders of the first lien.

                                 The Collateral Trust or similar arrangement for the CBOI/Nomura Assets shall terminate if and when (a) Merrill/GACC have been repaid their debt in full or such debt is otherwise satisfied (provided, however, the Collateral Trust shall continue if the Merrill/GACC debt is refinanced until the refinance lender's debt is fully satisfied), or (b) Merrill/GACC sell, take for its own account or otherwise disposes of the MLMCI/GACC Assets and are not selling the CBOI/Nomura Assets in accordance with the Collateral Trust documents. In such event, the CBOI/Nomura Assets will be treated for all purposes except for purposes of amortization as Miscellaneous Assets. There will be no other junior liens on the CBOI/Nomura Assets; provided, however that MLMCI/GACC may hold a subordinate beneficial interest in the Collateral Trust with rights similar to a soft second lien.

                                 The holders of Note A shall not have the right to liquidate the MLMCI/GACC Assets or the CBOI/Nomura Assets without the consent of the holder of the MLMCI/GACC note, but (a) if the CBOI/Nomura Assets are sold for any reason, the holders of Note A (and, once Note A has been repaid, Note B) shall receive all proceeds (net of costs of sale) thereof, until the A and B Notes are fully repaid, and (b) if the MLMCI/GACC Assets are sold to a third party for any reason, the holders of Note A (and, once Note A has been repaid, Note B) shall receive all proceeds, net of costs of sale and amounts necessary to repay the claims of Merrill and GACC secured by the MLMCI/GACC Assets, until Note A and Note B are fully repaid, and (c) the holders of Note A and Note B shall be entitled to credit bid at any foreclosure sale of assets in which they have a security interest.

                                 If Merrill/GACC take back the MLMCI/GACC Assets (in any form) or such assets are sold to an affiliate of Merrill or GACC, the Holders of Note A (and once Note A has been repaid, Note
                                 B) shall receive the difference between (a) the value of such assets net of costs of sales, if any, at the time they are sold or taken back, and (b) the outstanding amount of the principal and interest owed by CMI to Merrill and GACC under the Plan and secured by such assets.

                                 If the Merrill/GACC claims and their interest in the MLMCI/GACC Assets is documented as a repurchase agreement pursuant to the Plan, then Note A and Note B, and the related documentation, shall assure that in the event Merrill and/or GACC exercise their rights under the repurchase agreements, the holders of Note A and Note B, as applicable, receive the full difference between the value, net of costs of sale, if any, of the MLMCI/GACC Assets (as determined by a third-party valuation) and the outstanding amount of the principal and interest owed by CMI to MLMCI/GACC under the Plan and shall provide the holders of Note A and Note B with rights equivalent to soft second and third liens on the Merrill/GACC Assets had the Merrill/GACC claims been documented as a secured loan transaction. If the relevant Repurchase Agreement is deemed to be a secured loan transaction, the interest of holders of Note A and Note B in the Merrill/GACC Assets shall be treated as soft second and third liens, respectively. In the event that CMI exercises its right to repurchase the MLMCI/GACC Assets, and the MLMCI/GACC debt is not refinanced, the holders of Note A and Note B shall have respectively first and second priority liens on such assets, with such assets thereafter treated for all purposes except for purposes of amortization as Miscellaneous Assets.

                                 Any sale or other disposition of the
                                 CBOI/Nomura Assets and/or the MLMCI/GACC Assets shall be on commercially reasonable terms. If the CBOI/Nomura Assets (or any of them) are sold along with the MLMCI/GACC Assets (or any of them), there shall be a fair allocation of the net proceeds from such sale.

                                 If the debt owing to MLMCI/GACC is refinanced, the holders of Note A and Note B will continue to have second and third liens respectively on the MLMCI/GACC Assets junior to a first lien held by the refinance lender, a similar collateral trust or similar arrangement on the CBOI/Nomura Assets with the refinance lender and the same rights that they have vis-a-vis MLMCI/GACC under the Plan. The amount of such first lien will not be greater than the outstanding balance of the debt owing to MLMCI/GACC at the time of the refinance unless such greater amount is paid to the holders of Note A or Note B.

                                 The holders of Note B shall receive a lien and security interest on all assets pledged to the holders of Note A subordinate to the prior liens and security interests of Note A, provided that the holders of Note B shall be prohibited from exercising their lien rights until Note A has been paid in full and an Event of Default has occurred.

         MATURITY DATE:          Note A - business day immediately preceding the
                                 fifth (5th) anniversary of the Effective Date.

                                 Note B - business day immediately preceding the sixth (6th) anniversary of the Effective Date.

         INTEREST RATE:          Note A - 11.75% cash coupon paid quarterly in
                                 arrears.

                                 Note B - 13% cash coupon, paid semi-annually in arrears through the fifth anniversary of said Note with such interest for the sixth year of said Note payable one-half on the fifth anniversary of said Note and one-half on the Maturity Date, plus a 7% accreting coupon accreting semi-annually in arrears paid on the Maturity Date.

         SCHEDULED               In addition to interest on the New Debt
         PRINCIPAL               specified in the section of this Term Sheet
         PAYDOWN:                captioned "Interest Rate" (the "Interest"), the
                                 holders of Note A will also be entitled to receive all cash flow received directly or indirectly by CMI (provided however that the income, expenses and assets of CRIIMI MAE
                                 Services Limited Partnership ("CMSLP") shall stay with CMSLP) including interest, return of principal, fees, and all other payments payable on or arising from the Miscellaneous
                                 Collateral, which shall be paid to the holders of Note A quarterly in arrears. In addition, the holders of Note A shall receive scheduled amortization of $5 million payable on or before 24 months from the Effective Date of the Plan, $15 million payable on or before 36 months from the Effective Date of the Plan, and $15 million payable on or before 48 months from the Effective Date of the Plan. CMI must pay as much of each scheduled amortization payment as it has the ability to pay after CMI pays the other obligations established by this Term
                                 Sheet and Plan, including maintenance of CMI's
                                 $7.5 million working capital reserve.

                                 The holders of Note B shall not receive any scheduled amortization payments.

         LOAN FEES:              If CMI has not paid the entire amount of the
                                 New Debt (i) within 48 months of the Effective
                                 Date, CMI shall pay the holders of Note A and Note B a Loan Fee equivalent to 1.5% of their respective portions of the remaining principal balance of the New Debt at the end of the 48th month after the Effective Date; (ii) within 54 months of the Effective Date, CMI shall pay the holders of Note A and Note B a Loan Fee equivalent to 1.5% of their respective portions of the remaining principal balance of the New
                                 Debt at the end of the 54th month after the Effective Date; (iii) within 60 months of the Effective Date, CMI shall pay the holders of Note A and Note B a Loan Fee equivalent to 1.5% of their respective portion of the remaining principal balance of the New Debt at the end of the 60th month after the Effective Date; and
                                 (iv) within 66 months of the Effective Date, CMI shall pay the holders of Note B a Loan Fee equivalent to 1.5% of their respective portion of the remaining principal balance of the New
                                 Debt at the end of the 66th month after the Effective Date. Failure to make a loan fee payment shall result in the amount of that payment being proportionally added to the principal balance of Note A and Note B and shall not otherwise constitute a default under Note A or Note B, provided that CMI must make the loan fee payments on time if after paying the other obligations permitted by this Term Sheet and the Plan, including CMI's $7.5 million working capital reserve CMI has the ability to do so. At the option of the Unsecured Committee made prior to the Effective Date, the loan fees for Note B may be converted to an increase in the interest rate on Note B, which would be effective on the same dates as the loan fees would become due and in an amount such that the increase in interest rate would have no economic consequences when compared to the alternative of paying the loan fee.

         EQUITY                  Subject to the provisions of this paragraph and
         INVESTMENT:             the other provisions of this Term Sheet CMI
                                 shall be entitled to utilize the proceeds of any equity investments (including the proceeds from the sale of assets purchased with proceeds of equity investments) without restriction provided, however, that the first $10 million of net proceeds from any new equity investment will be paid promptly upon its receipt by CMI to the holders of Note A (or Note B, if Note A has been fully repaid) as an additional principal paydown.

         OPTIONAL                Prior to the respective Maturity Dates for the
         PREPAYMENT:             A Note and the B Note, CMI may prepay the New
                                 Debt in whole or in part without any penalty or premium.

         EVENTS OF DEFAULT:      Failure to pay the holders of Note A any of the
                                 Scheduled Principal Paydown shall be an event of default which, if not cured within 30 days, shall entitle the holders of Note A to foreclose upon and sell the Miscellaneous
                                 Collateral with the net proceeds of such sale being credited by the holders of Note A or B, as applicable (i) first, to payment of any accrued and unpaid interest on the A Note, (ii) second, to all outstanding but unpaid Scheduled
                                 Principal Paydown payments, (iii) third, to future payments of Scheduled Principal Paydown,
                                 (iv) fourth, to the outstanding principal balance of Note A, (v) fifth, to accrued and unpaid interest on the Note B, (vi) sixth, to the holders of Note B to reduce the then outstanding principal balance of Note B and
                                 (vii) seventh, after all amounts owed by CMI to the holders of Notes A and B have been fully paid, to CMI.

                                 The following defaults shall entitle the holders of the Note A and Note B, as applicable, to exercise the remedies described in the immediately preceding paragraph and take any other actions available to the holder of a full recourse obligation (except remedies specifically excluded in this Term Sheet or the Loan Documents) (A) failure to pay interest on the Note A and Note B within 30 days of the date, as required herein and in those notes,
                                 (B) any default and expiration of applicable cure periods under the debt obligations of CMI to Merrill/GACC provided MLMCI/GACC have taken or are taking action to enforce default remedies or have improved any rights granted to them under the Plan or their loan documents with the consent of CMI, (C) failure to remedy a breach of a Covenant (as defined herein) within 60 days, and (D) other defaults reasonably agreed to by CMI, the Equity Committee, and the Unsecured Committee.

         COVENANTS:              The Note A and Note B loan documents will
                                 contain covenants substantially in the form attached as Schedule II.

         MISCELLANEOUS:          If the holders of Note A do not receive all or
                                 any portion of a Scheduled Principal Paydown in any year and the Miscellaneous Collateral has not been sold, the holders of Note A shall receive additional interest of 200 basis points on any unpaid amortization amount until such time as the amount is paid.

                                 CMI will not pay any cash dividends or redeem preferred stock on or prior to the Effective Date and, until the holders of Note A and Note B are paid in full, the Company will not be permitted to redeem preferred stock or pay dividends other than (i) to pay $4.1 million annually in preferred dividends and (ii) to pay cash dividends in an amount not to exceed 13% per annum to a new equity investor pursuant to the terms of this Term Sheet and the MLMCI/GACC Term Sheet (provided, however, CMI shall be permitted to use the net proceeds of any new equity investment above $10 million for any purpose except paying dividends in excess of those permitted by this Term Sheet or redemption of preferred stock other than redemption of preferred stock as part of an exchange for new preferred stock). CMI will not use dividend(s) or distributions received from CMSLP to pay dividends on CMI stock or for the redemption of preferred stock. In the Event of a Default under the Note A or Note B that remains uncured during any applicable cure periods, cash dividends will be suspended on CMI stock unless dividends must be paid on the Series F and Series [G] PIK preferred stock to maintain CMI's REIT status.

                                 Any declared default under the MLMCI/GACC debt which remains uncured after the expiration of any applicable cure period and as to which MLMCI/GACC have taken or are taking action to enforce default remedies or as a consequence of which MLMCI/GACC have improved any rights granted to them under the Plan or their loan documents with the consent of CMI shall constitute a default under Note A and Note B.

                                 Any change in ownership such that 51 percent of the common stock of CMI is or becomes held by any one entity, individual or related group of entities or individuals shall require the consent of the holders of 51 percent of the outstanding Note A and Note B debt, voting for these purposes as a single class.

                                 Any amendments to the Debtors' Plan that materially affect the treatment or recovery of the unsecured creditors require the consent of the Unsecured Committee; provided, however, that the parties agree that any change in the amount of payments, timing of payments, term of New Debt, Collateral, liens, rights, or default remedies available to the holders of Note A and Note B or other specific provisions in the Term Sheet shall be deemed material.

                                 If CMI needs to pay a deficiency dividend, CMI will have the option to satisfy any required deficiency dividend payment with a PIK or cash, provided that cash shall be paid only to the extent that CMI reasonably determines that cash payments are necessary to preserve its REIT status. If CMI chooses to satisfy the deficiency dividend in whole or in part in cash, the holders of Note A and/or Note B shall have a right to convert the principal amount of such note, in whole or in part, to an equal amount of par value of voting preferred stock. Such preferred stock would be senior to all other preferred stock and would have a dividend yield equal to the interest rate on the note converted. Such preferred stock would be the recipient of all cash distributions (including redemption distributions) to be made in order to preserve CMI's REIT status. The preferred stock would have sufficient voting power (which would not decline as redemptions occur) to cause redemptions of such preferred stock to be treated as dividends for federal income tax purposes. If cash distributions and/or PIK distributions were not sufficient to preserve REIT status, CMI would use such other mechanism or mechanisms that CMI and the holders of Note A and

                                 Note B may agree upon at the time in order to attempt to preserve REIT status.

                                 The holders of Note A shall receive a negative pledge of all assets acquired by CMI after the Effective Date. No liens or security interests may be granted on any such assets other than purchase money security interests.

                                 If plan projections for real estate losses are exceeded (the applicable threshold may be the same as the "Loss Threshold" referenced in the MLMCI/GACC Term Sheet, if that threshold is agreed to by MLMCI, GACC, CMI, the Unsecured Committee and the Equity Committee), then CMI may not use its cash to purchase B pieces or for any other expense except (a) payment of debt under the Plan, (b) payment of dividends legally required to preserve CMI's REIT status, and (c) ordinary course operating expenses until the default is cured.

CRIIMI MAE Inc.

By:           /s/
   --------------------------
       Cynthia Azzara
       Senior Vice President

Official Committee of Unsecured Creditors of CRIIMI MAE Inc.

By:           /s/
   --------------------------
       Paul Meiring
       Chairman
Official Committee of Equity Security
Holders of CRIIMI MAE Inc.

By:           /s/
   --------------------------
       Michael St. Patrick Baxter
       Dennis Auerbach
       Covington & Burling
       1201 Pennsylvania Avenue, N.W.
       P.O. Box 7566
       Washington, DC  20044

      Attorney for the Official Committee
      of Equity Security Holders of
      CRIIMI MAE Inc.

                              COLLATERAL SCHEDULE

The Series A Notes and Series B Notes will be secured by the following to the extent provided in the Term Sheet:

I.   MISCELLANEOUS COLLATERAL

     The Miscellaneous Collateral, as defined in the Term Sheet, and the liens on such collateral, shall be as follows:

     A. INSURED MORTGAGE COLLATERAL. A valid and perfected first priority collateral assignment of all right, title and interest of CMI, through its three wholly-owned subsidiaries referenced below, in and to the Insured Mortgage Proceeds which consist of the CMO-I Excess Payments, CMO-II Excess Payments and CMO-III Excess Payments (in each case as defined below) and, as to CMO-I only, together with a valid and perfected first priority pledge of the certificate(s) representing the Interest Strip, as defined in the related Participation Agreement.

         "CMO-I EXCESS PAYMENTS" means (a) payments of excess interest and prepayment penalties, including, without limitation, all Excess Amounts, as defined in the related Participation Agreement and (b) distributions of any of the assets constituting the Trust Estate, including, without limitation, any Whole Loan PCs, Non-Interest Strip PCs (in each case, pledged to the trust and remaining after discharge of the trust or release of the pledge thereon) and any proceeds therefrom (remaining after discharge of the trust or release of the pledge thereon) that, with respect to each of the foregoing payments and distributions, CMI receives directly or from CRIIMI MAE Financial Corp., a wholly-owned subsidiary, by virtue of and attributable to the FHA insured mortgage loans and GNMA mortgage-backed securities that are pledged, as of the date of the Plan, by CRIIMI MAE Financial Corp. to secure CRIIMI MAE Financial Corporation's 7% Collateralized Mortgage Obligations.

          "CMO-II EXCESS PAYMENTS" means (a) payments of excess interest and prepayment penalties, including, without limitation, payments of any Funding Surplus, as defined in the Funding Note Purchase and Security Agreement, and payments of any excess funds from the Collection Account on any Prepayment Date, and (b) distributions on account of the Collateral, including, without limitation, the Pledged Securities, pledged to Freddie Mac (in each case, remaining after discharge of such pledge) and any proceeds therefrom (remaining after discharge of such pledge) that, with respect to each of the foregoing payments and distributions, CMI receives directly or from CRIIMI MAE Financial Corporation II, a wholly-owned subsidiary, by virtue of and attributable to the


                                   SCHEDULE I

          Freddie Mac Giant GNMA-backed securities that are pledged, as of the date of the Plan, by CRIIMI MAE Financial Corporation II, to secure Freddie Mac's Structured Pass-Through Securities
          (Guaranteed), Series C007.

          "CMO-III EXCESS PAYMENTS" means (a) payments of excess interest and prepayment penalties, including, without limitation, payments of any Funding Surplus and Excess Funds, as defined in the Funding
          Note Issuance and Security Agreement, and payments of any excess funds from the Collection Account on any Prepayment Date, and (b) distributions on account of the Collateral, including, without limitation, the Pledged Securities, pledged to Fannie Mae (in each case, remaining after discharge of such pledge) and any proceeds therefrom (remaining after discharge of such pledge) that, with respect to each of the foregoing payments and distributions, CMI receives directly or from CRIIMI MAE Financial Corporation III, a wholly-owned subsidiary, by virtue of and attributable to certain GNMA mortgage-backed securities that are pledged, as of the date of the Plan, by CRIIMI MAE Financial Corporation III, to secure Fannie Mae's Guaranteed Grantor Trust Pass-Through Certificates issued by Fannie Mae Grantor Trust 1995-T5.


     B. AIM FUND COLLATERAL. a valid and perfected first priority collateral assignment of all right, title and interest of CMI, through CRIIMI, Inc. and any affiliates of CRIIMI, Inc. receiving any Aim Fund Proceeds, and of CMI and CMM, through CRI-Aim Investment L.P., in and to the Aim Fund Proceeds (as defined below), together with a valid and perfected first priority pledge of CMI's and CMM's partnership interests in CRI-Aim Investment L.P. and, if permitted under the Aim Acquisition L.P. Partnership Agreement, CRI-Aim Investment L.P.'s partnership interest in Aim
Acquisition L.P.


          "AIM FUND PROCEEDS" means all proceeds (including, without limitation, payments, distributions, fees, compensation, reimbursements and the like) received by CMI from CRIIMI, Inc., a wholly-owned subsidiary of CMI, or affiliates of CRIIMI, Inc. receiving any Aim Fund Proceeds, by virtue of and attributable to the partnership interests held by CRIIMI, Inc. in the four publicly traded AIM Fund Partnerships, (i) American Insured Mortgage Investors Partnership, (ii) American Insured Mortgage Investors - Series 85, L.P., (iii) American Insured Mortgage Investors L.P. - Series 86, and (iv) American Insurance Mortgage Investors L.P. - Series 88, and all proceeds received by CMI and CMM from CRI-AIM Investment L.P. by virtue of or attributable to their ownership interests in CRI-AIM Investment L.P., which holds a partnership interest in AIM Acquisition, L.P., the advisor to the Aim Fund Partnerships.

     C. MEZZANINE NOTES. A valid and perfected first priority assignment of all right, title and interest of CMI and CM Mallers Building, Inc., respectively, in and to the Mezzanine Notes (as defined below) and a valid and perfected first priority collateral assignment of the partnership interests and related collateral (including any guarantees) securing such Mezzanine Notes.

          "MEZZANINE NOTES" means those six notes identified below evidencing six loans secured by certain partnership interests made to various borrowers by CMI and CM Mallers Building, Inc.



          1.  Lender-                         CRIIMI MAE Inc.
              Borrower-                       Jemal's CM Limited Partnership
              Original Principal Amount-      $2,260,000.00
              Date-                           June 29, 1998

          2.  Lender-                         CRIIMI MAE Inc.
              Borrower-                       MBSCO Limited Partnership
              Original Principal Amount-      $500,000.00
              Date-                           September 16, 1998

          3.  Lender-                         CRIIMI MAE Inc.
              Borrower-                       MDR Shoppes Limited Partnership
              Original Principal Amount-      $955,000.00
              Date-                           April 6, 1988

          4.  Lender-                         CM Mallers Building, Inc.
              Borrower-                       The Jewelry Center Limited Partnership
              Original Principal Amount-      $2,070,000.00
              Date-                           February 20, 1998

          5.  Lender-                         CRIIMI MAE Inc.
              Borrower-                       Mission Falls Corporation
              Original Principal Amount-      $600,000.00
              Date-                           September 14, 1998

          6.  Lender-                         CRIIMI MAE Inc.
              Borrower-                       MDR Plaza Limited Partnership
              Original Principal Amount-      $700,000.00
              Date-                           September 29, 1997


     D. BRICK CHURCH PROPERTY. A valid and perfected first priority collateral assignment of any (a) net cash flow (after debt service and operating expenses) attributable to the Brick Church Property (defined below) and (b) net proceeds from the sale or other disposition of the Brick Church Property received, in each case, by CMI, through CRIIMI MAE Brick Church, Inc.

          "BRICK CHURCH PROPERTY" means the Holiday Inn Express hotel located in Nashville, Tennessee owned by CMI's wholly-owned subsidiary CRIIMI MAE Brick Church, Inc.

II.  CBO-I BONDS AND NOMURA BOND

     The lien on the CBO-1 Bonds and the Nomura bond shall be as set forth below, and pursuant to and consistent with an intercreditor agreement, participation agreement, collateral trust or similar arrangement (for all purposes of this Term Sheet, referred to as an "Intercreditor Arrangement") which effectuates the specific terms and conditions set forth on the Term Sheet and which is acceptable to CMI, Merrill/GACC and the Unsecured Committee and as more specifically set forth in and subject to the terms of the Plan.

     A. CBO-1 BONDS. Subject to the terms of an Intercreditor Arrangement as referenced above, a valid and perfected first priority lien on the CBO-1 Bonds (as defined below) securing the payment to holders of Series A Notes or Series B Notes, as appropriate, of any net proceeds received by CMI, through CRIIMI MAE QRS 1, Inc., upon any sale of the CBO-1 Bonds, subject to II.C. and II.D. below.

          "CBO-1 BONDS" means the following bonds and owner trust certificates owned by the Company; CMM 1996-C1, Classes F, P, R and XS.

          Subject to change in connection with the affiliate reorganization referenced in II.D. below, the Series A Notes or Series B Notes, as appropriate, shall also be secured by (a) a valid and perfected first priority pledge by CMI of the capital stock in CRIIMI MAE QRS-1, Inc.; provided, however, that such stock pledge may not be realized on in any manner that would cause CRIIMI MAE QRS-1, Inc. to cease to be a qualified REIT subsidiary, and (b) a valid and perfected first priority security interest in proceeds received by CMI through CRIIMI MAE QRS-1, Inc. attributable to the CBO-1 Bonds; provided however that such stock pledge and security interest in proceeds shall be subject to (y) all rights of Merrill and GACC, as set forth in the term sheet among CMI, Merrill and GACC, and (z) the terms and conditions of an Intercreditor Arrangement among CMI, Merrill, GACC and the Unsecured Committee, relating to, among other matters, the CBO-1 Bonds and proceeds attributable thereto.

     B. NOMURA BOND. Subject to the terms of an Intercreditor Arrangement as referenced above, a valid and perfected first priority lien on the Nomura Bond securing the payment to holders of Series A Notes or Series B Notes, as appropriate, of any net proceeds received by CMI upon the sale of the Nomura Bond, subject to II.C. below.

     C. TERMINATION OF INTERCREDITOR ARRANGEMENT. If and when (a) Merrill/GACC have been repaid their debt in full or such debt is otherwise satisfied (provided, however, the Intercreditor Arrangements referenced above shall continue if the Merrill/GACC debt is refinanced until the refinance lender's debt is fully satisfied), or (b) Merrill/GACC sells, takes for its own account or otherwise disposes of the CBO-2 Bonds and are not acting to sell the CBO-1 Bonds and Nomura Bond, then the Intercreditor Arrangements referenced above shall terminate and the liens on the CBO-1 Bonds and Nomura Bond shall become valid and perfected first priority liens on the CBO-1 Bonds and the Nomura Bond securing the indebtedness evidenced by the Series A Notes or Series B Notes, as appropriate, subject to and in accordance with the terms of the Term Sheet and the Plan, and further, subject to II.D. below.

     D. AFFILIATE REORGANIZATION. The first priority lien on the CBO-1 Bonds referenced in both II.A and II.C. above shall be structured so as to be direct or, if necessary in connection with an affiliate reorganization referenced in the Plan, indirect (with such indirect structure to be reasonably acceptable to the Unsecured Committee), which affiliate reorganization shall be reasonably acceptable to CMI, Merrill/GACC and the Unsecured Committee.

III. CBO-2 BONDS

     The lien on the CBO-2 Bonds shall be as set forth below and as more specifically set forth in the Term Sheet and the Plan, and shall be subject to terms and conditions acceptable to CMI, Merrill/GACC and the Unsecured Committee, which terms and conditions shall include those to be set forth in an Intercreditor Arrangement acceptable to such parties, such that (i) the liens shall constitute "direct or indirect soft second liens" and (ii) in the event that the Merrill and GACC claims are documented as repurchase agreements pursuant to the Plan, the holders of Series A Notes or Series B Notes, as appropriate, shall receive the full difference between the value of the CBO-2 Bonds (as determined by a third party valuation) and the outstanding amount of the debt owed by CMI to Merrill/GACC under the Plan.

          CBO-2 BONDS. A valid and perfected soft second priority lien on the CBO-2 Bonds (as defined below), which lien shall be structured so as to be direct or, if necessary in connection with an affiliate reorganization referenced in the Plan, indirect (with such structure to be reasonably acceptable to the Unsecured Committee), which affiliate reorganization shall be reasonably acceptable to CMI, Merrill/GACC and the Unsecured Committee.

          "CBO-2 BONDS" means the bonds and owner trust certificates owned by the Company referenced on Schedule A hereto.

     Subject to change in connection with the affiliate reorganization referenced above, the Series A Notes or Series B Notes, as appropriate, shall also be secured by (a) to the extent permitted by Citicorp, a valid and perfected first priority pledge by CMI of the capital stock in CRIIMI MAE
CMBS Corp.; provided, however, that such stock pledge may not be realized on in any manner that would cause CRIIMI MAE CMBS Corp. to cease to be a qualified REIT subsidiary, and (b) a valid and perfected security interest in proceeds received by CMI through CRIIMI MAE CMBS Corp. attributable to the CBO-2
Bonds; provided however that such stock pledge and security interest in proceeds shall be subject to (x) all rights of Merrill and GACC, as set forth in the term sheet among CMI, Merrill and GACC, (y) the terms and conditions of an Intercreditor

Arrangement, among CMI, Merrill, GACC and the Unsecured Committee, relating to, among other matters, the CBO-2 Bonds and proceeds attributable thereto, and (z) the terms and conditions of any Intercreditor Arrangement among CMI, Citicorp and the Unsecured Committee.

IV.  CMO-IV BONDS AND CMO-IV ADDITIONAL COLLATERAL

     CMO-IV BONDS. If permitted by Citicorp, a valid and perfected soft second priority lien on the CMO-IV bonds and the CMO-IV Additional Collateral (in each case as defined below), which lien shall be structured so as to be direct or, if necessary in connection with an affiliate reorganization referenced in the Plan, indirect (with such structure to be reasonably acceptable to the Unsecured Committee), which affiliate reorganization shall be reasonably acceptable to CMI, Merrill/GACC and the Unsecured Committee.

         1.  "CMO-IV BONDS" means the following bonds owned by the Company:
     CMM 1998-1, Classes X/IO, F, G, H and J.

         2. "CMO-IV ADDITIONAL COLLATERAL" means the following bonds and owner trust certificates owned by the Company: CMM 1998-1, Classes K, P, XS and R.

     Subject to change in connection with the affiliate reorganization referenced above, the Series A Notes or Series B Notes, as appropriate, shall also be secured by, to the extent permitted by Citicorp, (a) a valid and perfected first priority pledge by CMI of the capital stock in CRIIMI MAE CMBS Corp.; provided, however, that such stock pledge may not be realized on in any manner that would cause CRIIMI MAE CMBS Corp. to cease to be a qualified REIT subsidiary, and (b) a valid and perfected security interest in proceeds received by CMI through CRIIMI MAE CMBS Corp. attributable to the CMO-IV
Bonds and CMO-IV Additional Collateral; provided however, that such stock pledge and security interest in proceeds shall be subject to the terms and conditions of any Intercreditor Arrangement among CMI, Citicorp and the Unsecured Committee, relating to, among other matters, the CMO-IV Bonds, CMO-IV Additional Collateral and proceeds attributable to both.

    CMI and the Unsecured Committee acknowledge that, with respect to the Miscellaneous Collateral described in I. above, all cash proceeds and distributions attributable to such Miscellaneous Collateral are intended to be made available to the Unsecured Committee (provided, however, that as acknowledged and agreed to by the Unsecured Committee, the sub advisor fee paid to CMSLP in connection with the Aim fund Partnerships shall not be made available to the Unsecured Committee) and agree to take all reasonable action, including the execution of all reasonable documents, to effect such intent.

    In order to effectuate the rights and entitlement of the Unsecured Committee to cash proceeds, payments and/or distributions, as set forth herein, CMI and CMM shall agree and covenant, subject, in each case, to any restrictions or constraints imposed under applicable law, applicable constituent documents and/or applicable operative documents, to take such actions as are necessary to insure that all such proceeds, payments and/or distributions received by entities other than CMI and CMM are promptly paid to CMI or CMM, as applicable.

    The foregoing collateral descriptions will be modified if it is determined that a better lien can be granted consistent with the Term Sheet, Plan and any and all applicable constituent and operative documents, after review of such constituent and operative documents by the Unsecured Committee.

    References herein to the Unsecured Committee shall include any successor thereto.

                                  SCHEDULE A
                                     CBO-2



        Transaction        Tranches       Rating       Face Amount


        CMM 1998-C1        D1             BB+          159,500,000
        CMM 1998-C1        D2             BB+          159,501,000
        CMM 1998-C1        E              BB            70,889,000
        CMM 1998-C1        F              BB-           35,444,000
        CMM 1998-C1        G              B+            88,612,000
        CMM 1998-C1        H1             B             88,611,000
        CMM 1998-C1        H2             B             88,611,000
        CMM 1998-C1        J              B-           106,334,000
        CMM 1998-C1        IE             CCC           70,889,000
        CMM 1998-C1        IE             NR           230,389,951
                                                       ------------
                                                     1,098,780,951


SUMMARY OF COVENANTS FOR SERIES A AND SERIES B NOTES

Minimum Excess Cash Flow     The Minimum Excess Cash Flow covenant will be
                              calculated as follows:
                                   Gross Cash Flows (as defined), less cash
                                   flow from Miscellaneous Collateral, if
                                   any, will equal Adjusted Gross Cash Flows.
                                   Adjusted Gross Cash Flows will be reduced
                                   by (i) all general operating and
                                   administrative expenses form CMI and its
                                   affiliates (excluding CMSLP), (ii) cash
                                   interest expense, and (iii) allowed cash
                                   dividends to shareholders (Adjusted Gross
                                   Cash Flows, less items (i) through (iii),
                                   will be defined as the "Excess Cash Flow").
                                   Excess Cash Flow must be greater than or
                                   equal to the principal amortization
                                   payable to MLMCI/GACC based on a 15-year
                                   mortgage amortization schedule:

                              PERIOD               MINIMUM EXCESS CASH FLOW (1)
                              ------               ----------------------------
                              3 months ended [ ]    [insert 15-year amortization
                              6 months ended [ ]         schedule per period]
                              9 months ended [ ]
                              12 months ended [ ]
                              12 months ended [ ]
                              12 months ended [ ]
                              12 months ended [ ]
                              12 months ended [ ]

                             Gross Cash Flow shall include (i) cash payments received and accruals on securities held as long as payment on such accruals are not delinquent by more than 45 days from scheduled receipt and
                             (ii) all other cash income. Gross Cash Flows will not include cash distributions, if any, from CMSLP. (Cash flows and cash expenses related to Match Funded Debt will be excluded from this calculation).

                             (1)-Amounts will be inserted based upon
                             one-month LIBOR as of the Effective Date (and the related spread over LIBOR) and based upon such LIBOR rate remaining constant throughout the term of Note A and B, assuming a 15-year mortgage amortization schedule per period. The
                             Minimum Excess Cash Flow will be calculated for the first three, six, nine and twelve month periods on a cumulative basis beginning with the first full fiscal quarter after the Effective
                             Date. Subsequently, all Minimum Excess Cash Flow covenant tests will be calculated each fiscal quarter and will include the trailing twelve-month period.

Dividends                    Dividends will be limited to:
                             -  Preferred Stock cash dividends not to exceed
                                $4.1 million per year
                             -  Preferred dividends in connection with an equity
                                investment before or after the Effective Date as
                                long as: (i) the cash dividend rate does not
                                exceed 13% per year, (ii) the Company has
                                sufficient liquidity on a projected basis to
                                make interest and mandatory amortization
                                payments during the upcoming 12-month period,
                                and (iii) the Company is in compliance with
                                other covenants.

Asset Sales                  Proceeds from the sale of assets, after
                             repayment of debt having a lien on such assets,
                             will be used only to: (i) reinvest in
                             income-producing assets (including securities
                             trading assets) within a 180-day reinvestment
                             period or (ii) repay, on a pro rata basis: (1)
                             Merrill/GAAC, (2) the Series A and B Notes and
                             (3) Citibank's debt, if any, related to CMO IV.


                                  SCHEDULE II

Transactions with   Any transaction with an affiliate must be on an
Affiliates          arms-length basis. To the extent that the proposed
                    transaction exceeds $2.0 million, a board resolution
                    (excluding the respective affiliate, if applicable) is required. To the extent that the proposed transaction exceeds $25 million, the opinion of a nationally recognized investment bank, professional services firm, or similar expert is required.

Purchase of         The Company will not be permitted to purchase CMBS Assets
Assets upon a       rated "B" or lower if any event of default occurs
Default             (including a cross-default to other debt).

Limitation on Debt  The Company and its subsidiaries will not be permitted to incur additional debt other than: (i) Refinancing Debt,
                    (ii) Non-Recourse Repo Debt, (iii) senior bank debt not to exceed $25.0 million, (iv) capital lease obligations not to exceed $400,000 and (v) debt permitted under the Interest Coverage Ratio provision below.

                    REFINANCING DEBT includes: (1) the extension of existing debt or (2) debt incurred solely to refinance existing debt as long as such new debt incurred: (i) has an average weighted life no shorter than the debt being refinanced,
                    (ii) has lower annual principal amortization requirements (prior to the maturity of the Series A and Series B
                    Notes) than the debt being refinanced and (iii) has cash interest expense that is not materially greater than the debt being refinanced.

                    NON-RECOURSE REPO DEBT includes debt under repurchase obligations or similar types of financings, regardless of title, as long as: (i) the Company is in compliance with all other terms and covenants and (ii) the only recourse of the lender in the repo debt in the event of a default is the underlying collateral/securities purchased with such debt.

                    The Company cannot incur debt that is senior to the Series A and Series B Notes.

Interest Coverage   In addition to the debt described in clauses (i-iv)
Ratio               above, the Company and its subsidiaries may incur
                    additional debt if, pro forma for incurring such debt, the Company's Interest Coverage Ratio for the trailing twelve-month period (or for such shorter time period if fewer than twelve months have expired post Effective
                    Date) is greater than 1.5X.

                    The Company cannot issue debt pursuant to the Interest Coverage Ratio that: (i) matures prior to the maturity of the Series B Notes or (ii) is callable prior to the maturity of the Series A and B Notes. The preceding sentence will not apply to non-amortizing purchase money repo debt (recourse) used to acquire CMBS Assets and having a maturity of less than 2 years.

                    Interest Coverage Ratio shall be calculated as: (1)(i) Gross Cash Flow, less (ii) cash flow from the Miscellaneous Collateral, if any, less (iii) G&A and other cash operating expenses divided by (2) cash interest expense excluding cash loan extension fees.

Default; Exercise   60-day notice and cure for all covenants. A waiver of
of Remedies         default for any of the above covenants or acceleration or
                    exercise of any remedies will require a vote of a majority in principal amount of the holders of the A and B Notes voting as a single class.

                             CERTIFICATE OF SERVICE

                  I HEREBY CERTIFY that on this 14TH day of July, 2000, copies of the Praecipe Filing Amended Exhibit 2 to the Debtors' Third Amended Joint Plan of Reorganization were sent via first-class mail, postage prepaid (except as otherwise indicated), to the persons on the attached service list.

                                                             /S/
                                                     --------------------
                                                     Richard L. Wasserman